Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-209362) of our report dated February 24, 2017 relating to the financial statements of United States Oil Fund, LP as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 and our report dated February 24, 2017 relating to the effectiveness of United States Oil Fund, LP’s internal control over financial reporting, which appear in this Annual Report on Form 10-K of United States Oil Fund, LP for the year ended December 31, 2016.

/s/ Spicer Jeffries LLP

Greenwood Village, Colorado

February 24, 2017